Exhibit 10.17

AMENDMENT TO THE AGREEMENT FOR THE PROVISION OF SERVICES

This Amendment (“Amendment”) to the Agreement for the Provision of Services (the “Agreement”) with an effective date of May 10, 2011 (the “Effective Date”), is entered into by and between CompCare de Puerto Rico, Inc., (“CompCare”), and MMM Healthcare, Inc. and its corporate affiliate, PMC Medicare Choice, Inc., (each, a “Health Plan” or collectively, the “Health Plans”), sets forth additional duties and obligations

WHEREAS, Health Plans and CompCare are parties to an Agreement for the Provision of Services entered into the 13th day of August, 2010 with an effective date of September 18, 2010, pursuant to which CompCare provides and arranges for the provision of mental health, substance abuse and certain pharmacy-related services to individuals covered by Benefit Plans sponsored or issued by Health Plans.

WHEREAS, Health Plans and CompCare desire to amend the Agreement in accordance with the definitive terms and conditions set forth below.

Amendment

1. The following definition of Section 1 “Definitions” of the Agreement is amended to add the underlined section, effective with the calculation of Psychiatric Pharmacy Claims Costs from September 18, 2010:

Psychiatric Pharmacy Claims Costs means (i) the fee for service payments which Health Plans pay to their pharmacy benefits manager (“PBM”) in connection with Psychotropic Drugs dispensed to Members; (ii) pharmaceutical dispensing fees (if applicable), and (iii ) to the extent not included in (i) or (ii), pharmaceutical transaction, processing or other per claim fees, excluding the PBM Claims Administrative Fee as set forth in Exhibit B of the Medicare Part D Prescription Drug Service Agreement executed by and between Express Scripts Senior Care, Inc. and the Health Plans or any equivalent PBM contracted Claims Administrative Fee should the Health Plan contract with another PBM in the future.

2. In consideration of the foregoing, the following are included as part of the services provided by CompCare under Section 3 “Identification of MHSA Services, Pharmacy Management Services and Communication” clause 3.1 “Services under Agreement”:

i.	CompCare shall have available Behavioral Health Providers, at each of the following locations a minimum of one day per week according to a schedule approved from time to time by the parties, which CompCare agrees will be determined in advance to permit at least 5 days prior notice to each location of the scheduled days and identity of the applicable Behavioral Health Provider:

•	Health Plans Member Club facilities

•	Medical Group/ IPA facilities, as determined and notified by the MSO.

•	Primary Care Physicians offices as determined and notified by the MSO.

ii.	CompCare shall participate in the additional Health Plans Quality Initiatives described below:

Initiative	Description	CompCare	CompCare Responsibility
High ER Visitors	Identify Members with more than 4 visits in a quarter and make interventions to identify Member needs and determine if there are clinically appropriate opportunities to re-direct membership to the appropriate level of care	Members with mental health diagnosis will be referred to CompCare for Interventions

CompCare will need to report monthly the following information regarding interventions:

•      Number of attempts

•      Number of interventions (contacted)

•      Provide electronic list of patients intervened

•      Type of interventions

•      Results of interventions

“Round Clinic” for SNP membership	As a new requirement, Medicare expects each SNP member case/condition to be discussed in a multidisciplinary group. Members of the multidisciplinary group will be identified very soon.	Mental Health is considered as part of the multidisciplinary team	CompCare is expected to participate in all the meetings where SNP member cases/conditions are discussed as part of this initiative

Weekly Round Clinics	On a weekly basis MSO Case Management division holds clinical rounds to discuss outlier cases and make recommendations for specific interventions.	Currently CompCare is a participant in the Round Clinics	1) CompCare will present at least one outlier case per month to the weekly round clinics team or as frequent as both parties agree to. The member/case presented should have comorbidities. 2) CompCare will present at least once a month, or as frequent as both parties agree on, results of the interventions of cases referred by the weekly round clinic team to CompCare.

Educational campaigns	MSO runs educational campaigns to educate members about their conditions and to comply with CMS and ASES requirements	MSO runs also educational campaigns about mental health conditions	CompCare will support mental health educational campaigns such as the Depression campaign. CompCare will assign a resource to coordinate the support to these campaigns.

ER Evaluation	Identify Health Plans Members with major depression, through the use of this evaluation tool by the ER Screener, in selected partner Hospitals. .	Potential major depression patients will be referred to CompCare assigned providers for follow up. CompCare will report to plans any assessments & interventions undertaken to improve patient quality of care & adequate follow up

1) Identify potential cases of major depression among Members, visiting ER’s.

2) Improve Quality of Care and adequate follow up for these members.

3) Avoid polipharmacy and potential use of harmfull or contraindicated medications.

4) CompCare shall provide a monthly report of patients referred for follow up with actions taken.

Except as expressly set forth in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers to execute and deliver this Agreement as of the date first written above, to be effective on the Effective Date.

COMPCARE DE PUERTO RICO, INC.		PMC MEDICARE CHOICE, INC. MMM HEALTHCARE, INC.

By:	/s/ Clark A. Marcus	By:
Printed Name: Clark A. Marcus		Printed Name: Orlando Gonzalez
Title: Chief Executive Officer		Title: President

Comprehensive Behavioral Care Inc. and Comprehensive Care Corporation, jointly and severally, hereby guarantee all the payment and performance obligations of CompCare de Puerto Rico, Inc. under or relating to this Agreement.

COMPREHENSIVE BEHAVIORAL CARE, INC.		COMPREHENSIVE CARE CORPORATION

By:	/s/ Clark A. Marcus	By:	/s/ Clark A. Marcus
Printed Name: Clark A. Marcus		Printed Name: Clark A. Marcus
Title: Chief Executive Officer		Title: Chief Executive Officer